UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
Information Required in Proxy Statement
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐	Definitive Information Statement

AFV SOLUTIONS, INC.
(Name of Registrant as Specified in Its Charter)

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AFV SOLUTIONS, INC.
9710 Research Drive
Irvine, California 92618
(949) 748-6600

INFORMATION STATEMENT

This information statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder (the "INFORMATION STATEMENT") has been mailed on or about April ___, 2008 to the stockholders of record as of April 28, 2008 (the "RECORD DATE") of AFV Solutions, Inc., a Nevada corporation (the "COMPANY") in connection with certain actions to be taken pursuant to the written consent, dated as of April 8, 2008, of the stockholders of the Company holding a majority of the outstanding shares of common stock.

The actions to be taken pursuant to the written consent shall be implemented on or about May ___ 2008, at least 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ Carlos Zalduondo

Carlos Zalduondo
CHIEF EXECUTIVE OFFICER

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN
CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED APRIL 8, 2008

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following actions will be taken pursuant to the written consent of stockholders holding a majority of the outstanding shares of common stock dated April 8, 2008, in lieu of a special meeting of the stockholders. Such action will be taken on or about May ___, 2008:

1.
The articles of incorporation of the Company, as amended (the "ARTICLES OF INCORPORATION"), will be amended to change the Company's name from "AFV Solutions, Inc." to "Pure Transit Technologies, Inc."; and

2.	Reverse split the Company’s issued and outstanding common stock on a 1 for 10 basis.

The following is a summary of the actions to be taken by the Company and is not meant to be complete and exhaustive. You are encouraged to read the attached information statement, including its exhibits, for further information regarding the actions.

Action 1- Name Change to Pure Transit Technologies, Inc.:

As a result of an enhancement in our business focus our Board of Directors believes it is important that our corporate name be reflective of our future business enterprise. Accordingly, on April 8, 2008, our Board unanimously approved “Pure Transit Technologies, Inc.” as our corporate name which requires amendment of our Articles of Incorporation. A copy of the amendment to our Articles of Incorporation is attached to the information statement as Exhibit A.

Action 2- Reverse Split of the Company’s common stock on a 1 for 10 basis:

The Board of Directors has approved an amendment to the Articles of Incorporation that would affect a reverse stock split of the outstanding common stock on a 1 for 10 basis. An increase in per share price of the Company’s common stock, which the Company expects as a consequence of the reverse stock split, may enhance the acceptability of the common stock to the financial community and the investing public and potentially broaden the investor pool from which the Company might be able to obtain additional financing. A copy of the Amended Articles of Incorporation is attached to the information statement as Exhibit A.

The Board of Directors has fixed the close of business on April 28, 2008 as the Record Date for determining the Stockholders entitled to Notice of the foregoing.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This is not a notice of a meeting of stockholders and no
stockholders’ meeting will be held to consider any matter described herein.

By order of the Board of Directors,
/s/ Carlos Zalduondo
Carlos Zalduondo
Chief Executive Officer

AFV SOLUTIONS, INC.

Information Statement
Relating to written consent of stockholders in lieu of
a special meeting of stockholders effective May ___, 2008

This Information Statement is being furnished by the Board of Directors of AFV Solutions, Inc., a Nevada corporation (“AFV” or the “Company”), to the holders of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” or the “Shares”), at the close of business on April 8, 2008 (the “Record Date”), in connection with the approval of the following corporate actions: (a) Change of Name of the Company from AFV Solutions, Inc. to Pure Transit Technologies, Inc.; (b) reverse split the Company’s issued and outstanding common stock on a 1 for 10 basis.

Only stockholders of record at the close of business on the Record Date are entitled to notice of the foregoing actions. As of the Record Date, 23,450,300 shares of Common Stock were issued and outstanding. Each share of Common Stock held of record on the Record Date represents one vote for purposes of determining whether a majority of the issued and outstanding shares have approved and adopted the foregoing actions.

On April 8, 2002, the Board of Directors of AFV unanimously approved the following corporate actions: (a) Change of Name of the Company from AFV Solutions, Inc. to Pure Transit Technologies, Inc.; (b) reverse split the Company’s issued and outstanding common stock on a 1 for 10 basis.

The holders of a majority of the outstanding shares of Common Stock also approved these actions by written consent as of April 8, 2008. Accordingly, your consent is not required and is not being solicited in connection with the foregoing actions.

DISSENTERS’ RIGHTS

Under the Nevada Revised Statutes, the change of the Company’s name and reverse split of the issued and outstanding common stock does not require the Company to provide dissenting Stockholders with a right of appraisal and the Company will not provide Stockholders with such a right.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS ACTED UPON

The Company is not aware of any interest that would be substantially affected through the change of the Company’s name or reverse splitting the issued and outstanding common stock, whether adversely or otherwise.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the Record Date, the Company’s authorized capitalization consisted of 100,000,000 shares of Common Stock, par value $0.001 per share, and 20,000,000 shares of Preferred Stock, par value $0.001per share. As of the Record Date, there were 23,450,300 shares of Common Stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of Common Stock entitles its holder to one vote on each matter submitted to the Stockholder.

MATTERS VOTED UPON:

Effective April 8, 2008, the Board of Directors of AFV approved the following items: (a) Change of Name of the Company from AFV Solutions, Inc. to Pure Transit Technologies, Inc.; (b) reverse split the Company’s issued and outstanding shares of common stock on a 1 for 10 basis. The holders of a majority of the outstanding shares of Common Stock also approved these actions by written consent as of April 8, 2008. The Company anticipates filing the amendment to the Articles of Incorporation with the Nevada Secretary of State on or about May           , 2008. A copy of the amendment to the Articles of Incorporation being filed with the Nevada Secretary of State is attached hereto as Exhibit A.

Amended Articles of Incorporation being filed with the Secretary of State, State of Nevada:

In connection with our primary business focus, which is to provide a global platform for the distribution of hybrid, electric, CNG and LPG buses manufactured in China, our Board of Directors believes it is important that our corporate name be reflective of this business focus. Accordingly, on April 8, 2008, our Board unanimously approved “Pure Transit Technologies, Inc.” as our corporate name which requires amendment of our Articles of Incorporation, which upon proper filing with the Secretary of State of Nevada, will change our name to “Pure Transit Technologies, Inc.” A copy of the amendment to our Articles of Incorporation is attached as Exhibit A.

Upon effectiveness of the name change, certificates for shares of the Company’s common stock issued under AFV Solutions, Inc.’s name will continue to represent the same interest in the Company under the new name. It will not be necessary for stockholders to exchange their company stock certificates, although stockholders may exchange their certificates if they wish, at their sole expense.

The amendment to the Articles of Incorporation will be filed on or about May         , 2008 after the expiration of the time period required in 14c-5 of the Securities Exchange Act of 1934.

Reverse Split of the Company’s common stock on a 1 for 10 basis:

The Board of Directors has approved an amendment to the Articles of Incorporation that would affect a reverse stock split of the outstanding common stock on the basis of one share for every ten shares currently issued and outstanding. Each ten shares of common stock outstanding on the Effective Date (as defined below) will be converted automatically into a single share of common stock. There will not be a change in the par value of the common stock of the Company. To avoid the existence of fractional shares of common stock, if a stockholder would otherwise be entitled to receive a fractional share, the number of shares to be received will be rounded up to the next whole share. The reverse stock split will occur automatically on the Effective Date without any action on the part of stockholders and without regard to the date certificates representing shares of common stock are physically surrendered for new certificates.

A copy of the Amended Articles of Incorporation is attached to this proxy statement as Exhibit A.

Stockholders will hold the same percentage interest in the Company as they held prior to the reverse stock split (subject only to minor variations as a result of the rounding of fractional shares), but their interest will be represented by one-tenth as many shares. For instance, if a stockholder presently owns 100 shares, after the reverse stock split they will own 10 shares (100 divided by 10 equals 10 shares).

An increase in per share price of the Company’s common stock, which the Company expects as a consequence of the reverse stock split, may also enhance the acceptability of the common stock to the financial community and the investing public and potentially broaden the investor pool from which the Company might be able to obtain additional financing. Because of the trading volatility often associated with low-priced stocks, as a matter of policy, many institutional investors are prohibited from purchasing such stocks. For the same reason, brokers often discourage their customers from purchasing such stocks. To the extent that the per share price of the common stock increases as a result of the reverse stock split, some of these concerns may be ameliorated.

Additionally, because broker’s commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current price per share price of the Company’s common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. On the other hand, if the reverse stock split is implemented, the number of holders of fewer than 100 shares of common stock (“odd-lots”) may be increased. Typically, brokerage fees charged on the transfer of odd lots are proportionately higher than those charged on the transfer of 100 or more shares of common stock (“round-lots”).

The reduction in the number of outstanding shares of common stock caused by the reverse stock split is anticipated initially to increase the per share market price of the common stock. However, because some investors may view the reverse stock split negatively, there can be no assurance that the market price of the common stock will reflect proportionately the reverse stock split, that any particular price may be achieved, or that any price gain will be sustained in the future.

POTENTIAL DISADVANTAGES TO THE REVERSE STOCK SPLIT

Reduced Market Capitalization. Theoretically, the overall value of the Company will not change as a result of the reverse stock split so that reducing the number of shares outstanding by a factor of ten would increase the per share price by a value of ten. However, a reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the overall market capitalization of the Company. As a result, there is no mathematical certainty as to the increase in the price per share that might be expected as result of the reverse stock split, and there can be no assurance that the per share price will increase proportionately to the reverse stock split. If the per share price increases by a factor less than the one-for-ten reverse stock split, then the overall market capitalization of the Company (its total market value) will be reduced.

Increased Volatility. The reverse stock split will reduce our outstanding common stock to approximately 2,345,030 shares of common stock. Of this amount, 996,975 shares are held by officers, directors, and stockholders owning in excess of 10% of the outstanding common stock. This results in approximately 1,348,025 shares held in the public float. This reduced number of shares could result in decreased liquidity in the trading market and potential mismatches between supply and demand in the market for the common stock at any given time, which could result in changes in the trading price unrelated to the activities or prospects of the Company.

Increased Transaction Costs. The number of shares held by each individual stockholder will be reduced to one-tenth of the number previously held if the reverse stock split is approved. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

FEDERAL INCOME TAX CONSIDERATIONS

Neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result of the reverse stock split. This conclusion is based on the provisions of the Internal Revenue Code of 1986 (the “Code”), existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. Accordingly, you should consult with your tax advisor.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

You are urged to consult your tax adviser as to the particular tax consequences to you of the reverse stock split, including the applicability of any state, local, or foreign tax laws, changes in applicable tax laws, and any pending or proposed legislation.

Vote of Stockholders

In accordance with the Nevada Revised Statutes (the “NRS”), the written consent of a majority of the shares of common stock (at least 11,959,653 shares) in favor of the: (a) change of Name of the Company from AFV Solutions, Inc. to Pure Transit Technologies, Inc.; reverse split the Company’s issued and outstanding common stock on a 1 for 10 basis; was required for the approval of these proposals. The required vote to approve these proposals was obtained by the Company on April 8, 2008, when Caledonia, Inc., Elite Capital Management and Copature, Inc. voted their 12,161,000 shares in favor of the proposals, which vote represented approximately 52% of the outstanding shares of common stock.

This Information Statement is first being mailed on or about May           , 2008. The Company will pay the expenses of furnishing this Information Statement, including the costs of preparing, assembling and mailing this Information Statement.

The date of this Information Statement is April ___, 2008.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND BENEFICIAL HOLDERS

The following table sets forth the beneficial ownership of the Company’s common stock of each beneficial owner of more than 5% of the common stock, director, officer, and all directors and officers of the Company as a group:

Name and Address of Beneficial Owner (1)	Number of Shares	Percent Of Class (2)
Carlos Zalduondo, Current Chief Executive Officer, Chief Operating Officer, President, and Director	185,000	1%
Suzanne Herring, Chief Financial Officer	-0-	*
Richard Steele, Chairman	2,161,000 (3)	9%
Alexander Leon, Director	123,750	*
Caledonia, Inc.	7,500,000	32%
All Directors & Officers as a Group	9,959,750	42%
* Indicates less than 1%

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). All addresses are care of the Company, 9710 Research Drive, Irvine CA 92618.

(2)	Figures are rounded to the nearest tenth of a percent.
(3)	The amount shown for Mr. Steele is held by Elite Capital Management, Inc., of which Mr. Steele has a controlling interest in.

OFFICERS AND DIRECTORS OF THE COMPANY

The members of our board of directors serve for one year terms and are elected at the next annual meeting of shareholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors. Information as to the directors and executive officers are as follows:

NAME	AGE	POSITION
Richard Steele (1)	39	Former President, Chief Executive Officer, Secretary and Treasurer; Current Chairman of the Board
Carlos Zalduondo (1)	62	Current Chief Executive Officer, Chief Operating Officer, President, and Director
Suzanne Herring	43	Chief Financial Officer
Alexander Leon	45	Director
(1)
On May 29, 2007, Mr. Steele resigned from his position of President and Mr. Carlos Zalduondo was appointed as the new President and Chief Operating Officer. On July 11, 2007, Mr. Steele resigned from all other executive officer positions but remains as Chairman of the Board of Directors. On July 11, 2007, Mr. Zalduondo was appointed as Chief Executive Officer.

Carlos Zalduondo, age 62, has served as a board member of AFV Solutions, Inc. since June 2006. For the last six years, Mr. Zalduondo has been retired and performed selective management consulting work. Prior to his retirement, Mr. Zalduondo was the General Manager and President of Allergan-Lok Produtos Farmaceuticos Ltda. in San Paulo, Brazil for 9 years. During his time there he successfully managed a turn around of this Brazilian company to become cash positive and profitable business while also expanding throughout Latin America. Mr. Zalduondo also worked as the General Manager of Allergan Puerto Rico, Inc. from 1982-1991 where he directed all facets of Allergan’s Eye Care line in Puerto Rico, Central and South America markets, encompassing sales, marketing, finance and operations. Mr. Zalduondo first began his career in marketing with Eli Lilly, S.A.

Richard Steele, age 39, was appointed as the Interim Chief Executive Officer, Secretary, Treasurer and Director of AFV Solutions, Inc. while the search for a permanent replacement was ongoing. Mr. Steele served in these positions until May 29, 2007 and remains only as the Chairman of the Board of Directors as of July 11, 2007. Prior to his appointment, Mr. Steele had worked as a consultant for AFV Solutions. From 1997 to present, Mr. Steele has been the managing director of Elite Capital Management, Inc. (formerly Elite Capital), a private investment banking and consulting firm. Prior to starting Elite Capital, Mr. Steele worked as a stockbroker with Kemper Securities and has been a private investor in various start-up companies.

Suzanne Herring, age 43, has been the Chief Financial Officer of AFV Solutions since August 23, 2006.  Ms. Herring has over 19 years of financial, private and public accounting experience. Ms. Herring has worked as an auditor of public and non-public companies and has served as a chief financial officer for multiple businesses. Further, Ms. Herring has a broad individual and corporate taxation background. Since February 2005, Ms. Herring has been president of Accuity Financial Services (f/k/a Opus Pointe), a Las Vegas, Nevada based consulting firm specializing in providing contract CFO services and internal control compliance and implementation to publicly traded small business issuers. From 1995 to present, Further, Ms. Herring serves as a member of the board of directors, the Audit Committee, and as the Audit Committee Financial Expert of Rubicon Financial Incorporated, a 34 Act registered company.

Alexander Leon, age 45, was appointed to the Board of Directors on June 13, 2006. It is anticipated that upon the drafting of a Charter for an Audit Committee, Mr. Leon will chair our Audit Committee. Mr. Leon currently serves as the Chief Financial Officer and Treasurer of the Vanir Group of Companies, Inc., a holding company with several diversified commercial and institutional real estate development, financial services, construction, and construction management companies with over 16 offices throughout the United States. Mr. Leon has served in these positions since approximately 1990 and for the last 25 years Mr. Leon has been involved with Vanir in real estate, construction, construction management and related fields in variously held positions. Mr. Leon also sits on Vanir’s Board of Directors. The Vanir Companies include but are not limited to Vanir Development Company, Inc., Vanir Construction Management, Inc., Vanir Commercial Brokerage, Inc. and Vanir Construction Company, Inc.

There are no family relationships between any of the above persons

ADDITIONAL AND AVAILABLE INFORMATION

We file annual, quarterly and special reports and other information with the SEC.  You can read these SEC filings and reports, including the registration statement, over the Internet at the SEC’s website at www.sec.gov or on our website at www.enerjexresources.com.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549 on official business days between the hours of 10:00 am and 3:00 pm.  Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us at AFV Solutions, Inc., 9710 Research Drive, Irvine, California 92618.

STATEMENT OF ADDITIONAL INFORMATION

The Company will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

We are not asking you for a proxy and you are requested not to send us a proxy.

EXHIBIT A

ROSS MILLER
Secretary of State
(775) 684 5708
Website: secretaryofstate.biz
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

AFV Solutions, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article I - Name shall be amended to read as follows:

The exact name of this Corporation is Pure Transit Technologies, Inc.

Article VI - Capital Stock shall be amended to add the following section:

Section 5. Reverse Stock Split. Effective upon the filing of this Certificate of Amendment of Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), the shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will be automatically reclassified as and combined into shares of Common Stock (the “New Common Stock”) such that each ten shares of Old Common Stock shall be reclassified as and combined into one share of New Common Stock. Notwithstanding the previous sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, each fractional share shall be rounded up to the nearest whole share of New Common Stock. Each stock certificate that, immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified as set forth above.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 52%

4. Effective date of filing (optional):	___________________ ____, 2008
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):
Carlos Zalduondo, CEO/President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007
Revised on: 01/01/07